Exhibit 99.6

Consent To Be Named as a Director

LeddarTech Holdings Inc. (the “Company”) is filing a Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, the undersigned hereby consents, pursuant to Rule 438 of Regulation C promulgated under the Securities Act, to being named and described in the proxy statement/prospectus included in such Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the closing of the business combination described in the proxy statement/prospectus. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 26, 2023

/s/ Michelle Sterling
Michelle Sterling